EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Texas Pacific Group and Warburg Pincus Complete
Acquisition of The Neiman Marcus Group, Inc.

DALLAS - October 6, 2005 -The Neiman Marcus Group, Inc. (NYSE: NMG.A) (NYSE: NMG.B) announced today the completion of the acquisition of Neiman Marcus by an investor group led by Texas Pacific Group and Warburg Pincus LLC.

On May 1, 2005, affiliates of Texas Pacific Group and Warburg Pincus entered into a merger agreement with Neiman Marcus to acquire the Company for a purchase price of approximately $5.1 billion in cash to shareholders plus assumed net indebtedness. Under the terms of the merger agreement, Neiman Marcus stockholders are entitled to receive $100 per share in cash, without interest.

"We're delighted to be investing with the Neiman Marcus management team. Their success and leadership in the luxury retail sector is unmatched," said Jonathan Coslet, a Partner at Texas Pacific Group. "Under their direction and through the efforts of more than 15,000 associates, Neiman Marcus continually offers an unparalleled shopping experience."

Kewsong Lee, a Warburg Pincus Managing Director and leader of the firm's global LBO group, said: "Burt Tansky and the management team have done a phenomenal job in keeping Neiman Marcus focused on its core strengths. The company has enjoyed record operating and financial performance and we look forward to working with Burt and his team to continue building upon this track record of success."

Commenting on the closing, Neiman Marcus Group President and Chief Executive Officer Burton M. Tansky said: "We are pleased with the successful outcome of this transaction and look forward to partnering with Texas Pacific Group and Warburg Pincus. Our new partners share our vision of serving the luxury consumer with distinctive merchandise and outstanding customer service, continuing the nearly 100-year tradition of Neiman Marcus."

The investor group financed the transaction with equity contributions from funds affiliated with Texas Pacific Group and Warburg Pincus, certain co-investors and certain members of management and cash on hand at Neiman Marcus, along with a new $1,975 million senior secured term loan facility, a new senior secured asset-based revolving credit facility providing financing of up to $600 million, of which $150 million was drawn at the closing, and the private placement of $700 million aggregate principal amount of senior notes due 2015 and $500 million aggregate principal amount of senior subordinated notes due 2015. As separately announced, in connection with the closing of the merger, Neiman Marcus called for the redemption of all of its 6.65% senior notes due 2008.

Neiman Marcus stock will cease trading on the New York Stock Exchange at market close today, and will be delisted. As soon as practicable, a paying agent appointed by Neiman Marcus will send information to all Neiman Marcus stockholders of record, explaining how they can surrender Neiman Marcus stock in exchange for $100 per share in cash, without interest. Stockholders of record should await this information before surrendering their shares. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.

About Texas Pacific Group

Texas Pacific Group, founded in 1993 and based in Fort Worth, San Francisco, and London, is a private equity firm that has raised approximately $15 billion in equity capital. Texas Pacific Group seeks to invest in world-class franchises across a range of industries, including significant investments in luxury and other retail businesses, technology, consumer products, airlines and healthcare. Significant investments include investments in leading retailers (J. Crew, Debenhams (UK), Petco), technology companies (Sungard Data Systems, MEMC Electronic Materials, ON Semiconductor, Paradyne Networks and Seagate Technology), branded consumer franchises (Burger King, Del Monte, Ducati Motorcycles, Metro-Goldwyn-Mayer), airlines (Continental, America West), healthcare companies (Oxford Health Plans, Quintiles Transnational), energy and power generation companies (Denbury Resources and Texas Genco) and others (Punch Taverns (UK)).

About Warburg Pincus

Warburg Pincus has been a leading private equity investor since 1971. Throughout its 35-year history in private equity, Warburg Pincus has invested at all stages of a company's life-cycle, from founding start-ups to providing growth capital to leading recapitalizations, leveraged buy-outs and special situations. The firm currently has approximately $12.5 billion under management and an additional $8 billion available for investments in a range of sectors, including consumer products and industrial, financial services, information and communication technology, media and business services, healthcare, energy and real estate. Warburg Pincus invests globally from offices in New York, Menlo Park, London, Frankfurt, Hong Kong, Tokyo, Seoul, Beijing, Shanghai and Mumbai. The firm has an active portfolio of more than 100 companies. Warburg Pincus has invested approximately $3.5 billion in more than 35 late-stage, leveraged transactions and special situations, including Jarden [NYSE: JAH], Knoll [NYSE: KNL], Polypore International, Telcordia Technologies, Transdigm and UGS. For more information, visit www.warburgpincus.com.

About The Neiman Marcus Group

The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

For The Neiman Marcus Group:
Stacie Shirley
Vice President- Finance and Treasurer
214.757.2967

Ginger Reeder:
Vice President-Corporate Communications
972-969-3213

Texas Pacific Group:
Owen Blicksilver
Owen Blicksilver PR
516.742.5950

Warbug Pincus:
Christopher Jun and Jennifer Powers
212.878.6194